Exhibit 99.1

Company Contact:

Dan Johnston

Chief Financial Officer

314-678-6007

Investor Contact:

EVC Group, Inc.

Doug Sherk & Jenifer Kirtland

415-896-6820

Media Contact:

EVC Group, Inc.

Steve DiMattia

646-201-5445

Stereotaxis Announces Pricing of

$14.6 Million Common Stock Offering

ST. LOUIS, MO, November 11, 2010 – Stereotaxis, Inc. (Nasdaq: STXS) announced today that it had priced the public offering of 4,000,000 shares of its common stock at a price to the public of $3.65 per share.  Stereotaxis has granted the underwriters of the offering an option to purchase up to an additional 600,000 shares of common stock to cover over-allotments, if any.  All of the shares in the offering are being offered by Stereotaxis.  Stereotaxis expects the offering to close on November 16, 2010, subject to the satisfaction of customary closing conditions.

Oppenheimer & Co. Inc. is acting as sole book-running manager for the offering. JMP Securities LLC, Barrington Research Associates, Inc. and Madison Williams and Company are acting as co-managers for the offering.

Stereotaxis has filed a registration statement, as well as a prospectus supplement and an accompanying prospectus, with the Securities and Exchange Commission (SEC) in connection with the offering. The prospectus supplement and accompanying prospectus may be obtained by sending a request to Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 300 Madison Avenue, 4th Floor, New York, NY, 10017, Telephone number: (212) 667-8563, Email: EquityProspectus@opco.com.  Before you invest, you should read the prospectus supplement and accompanying prospectus, the registration statement, and the other documents that the Company has filed with the Securities and Exchange Commission for more complete information about the Company and this offering. Investors may obtain these documents for free by visiting the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Niobe® Remote Magnetic Navigation System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure.

Stereotaxis’ Odyssey™ portfolio of products provides an innovative enterprise solution for integrating, recording and networking interventional lab information within hospitals and around the world. Odyssey™ Vision integrates data for magnetic and standard interventional labs, enhancing the physician workflow through a consolidated display of multiple systems and eliminating the challenge of interacting simultaneously with many separate diagnostic systems. Odyssey™ Enterprise Cinema then captures a complete record of synchronized procedure data that can be viewed live or from a comprehensive archive of cases performed.  Odyssey™ then enables hospitals to efficiently share live and recorded clinical data anywhere around the world to maximize referrals and promote collaboration.

The core components of the Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the successful closing of the offering, the underwriters’ exercise of the over-allotment option, the Company’s use of the proceeds of the offering, successful finalization of the Company’s previously announced extension of its revolving credit facility with Silicon Valley Bank on terms acceptable to the Company and to the bank, completion of any extension of the shareholder guarantee of such facility, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.